UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2023

KKR & Co. Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34820	88-1203639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Yards New York, New York	10001
(Address of principal executive offices)	(Zip Code)
(212) 750-8300
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	KKR	New York Stock Exchange
6.00% Series C Mandatory Convertible Preferred Stock	KKR PR C	New York Stock Exchange
4.625% Subordinated Notes due 2061 of KKR Group Finance Co. IX LLC	KKRS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐   Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 7, 2023, KKR Capital Markets Holdings L.P. and certain other capital market subsidiaries (collectively, the “Borrowers”) of KKR & Co. Inc. (together with its subsidiaries, “KKR”) replaced their existing 364-day revolving credit agreement with a new 364-day revolving credit agreement with a later maturity (the “Agreement”) with Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto. The Agreement provides for revolving borrowings of up to $750 million, expires on April 5, 2024 and ranks pari passu with the existing $750 million revolving credit facility provided by them for KKR’s capital markets business. The prior 364-day revolving credit agreement, dated as of April 8, 2022, between the Borrowers and Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto, was terminated according to its terms on April 7, 2023.

If a borrowing is made under the Agreement, the interest rate will vary depending on the type of drawdown requested. If the loan is (i) denominated in U.S. dollars and a term rate, it will be based on the term Secured Overnight Financing Rate (SOFR), (ii) denominated in euros, it will be based on EURIBOR and (iii) denominated in sterling, it will be based on the Sterling Overnight Interbank Average Rate (SONIA), in each case, plus the applicable margin which ranges initially between 1.50% and 2.75%, depending on the duration of the loan. If the loan is an ABR Loan, it will be based on the greater of (i) the federal funds rate plus 0.50% and (ii) term SOFR for one-month tenor plus 1.00%, in each case, plus the applicable margin which ranges initially between 0.50% and 1.75% depending on the amount and nature of the loan. Borrowings under the Agreement may only be used to facilitate the settlement of debt transactions syndicated by KKR’s capital markets business. Obligations under the Agreement are limited to the Borrowers, which are solely entities involved in KKR’s capital markets business, and liabilities under the Agreement are non-recourse to other parts of KKR.

The Agreement contains customary representations and warranties, events of default, and affirmative and negative covenants, including a financial covenant providing for a maximum debt to equity ratio for the Borrowers. The Borrowers’ obligations under the Agreement are secured by certain assets of the Borrowers, including a pledge of equity interests of certain subsidiaries of the Borrowers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR & CO. INC.

Date: April 13, 2023	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Assistant Secretary